EXHIBIT 8.10(b)

FIRST ADDENDUM

TO

FUND PARTICIPATION AGREEMENT

First Addendum dated June 26, 2008, 2008, to the Fund Participation Agreement by and among Kemper Investors Life Insurance Company (the “Company”), JPMorgan Insurance Trust (formerly known as One Group Investment Trust) (the “Trust”), the Trust’s investment adviser, JPMorgan Investment Advisors Inc. (formerly known as Banc One Investment Advisors Corporation) (the “Adviser”), and the Trust’s administrator JPMorgan Funds Management, Inc. (formerly One Group Administrative Services, Inc.) (the “Administrator”).

WHEREAS, the parties hereto have entered into a Fund Participation Agreement, effective as of May 1, 2004 (the “Fund Participation Agreement”);

WHEREAS, the parties hereto agree that, except as expressly provided herein, no term or provision of the Fund Participation Agreement shall be deemed amended, supplemented or modified, and each term and provision of the Fund Participation Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in the Fund Participation Agreement and herein, the parties hereto hereby amend the Fund Participation Agreement as follows:

1. Schedules A and B attached to the Fund Participation Agreement are hereby deleted in their entirety and replaced with Schedules A and B attached hereto.

2. The first sentence of Section 6.4 of the Fund Participation Agreement is hereby revised to read as follows:

“The Company represents and warrants that the interests of the Contracts are or will be registered unless exempt and that it will maintain such registration under the 1933 Act and the regulations thereunder to the extent required by the 1933 Act and that the Contracts will be issued and sold in compliance with all applicable federal and state laws and regulations and, to the extent applicable, the laws of jurisdictions other than the United States.”

3. The following new Section 6.11 is hereby added to the Fund Participation Agreement:

“The Company hereby represent and warrants that it will not offer or sell the Contracts or market the Portfolios in connection with the sale of the Contracts in any manner in any jurisdiction that would violate the applicable laws and regulations of such jurisdiction or require the registration of the Portfolio or Portfolio shares in any jurisdiction in which they are not so registered.”

4. The notice addresses specified in Article 12 are hereby deleted in their entirety and replaced with the following notice addresses:

“If to the Trust:

JPMorgan Insurance Trust, Mail Code OH1-1235, 1111 Polaris Parkway, Columbus, Ohio 43240, Attn: Contract Administrator

If to the Administrator:

JPMorgan Funds Management, Inc., Mail Code OH1-1235, 1111 Polaris Parkway, Columbus, Ohio 43240, Attn: Contract Administrator

If to the Adviser:

JPMorgan Investment Advisors Inc., Mail Code OH1-0211, 1111 Polaris Parkway, Columbus, Ohio 43240, Attn: Contract Administrator

If to the Company:

Kemper Investors Life Insurance Company, 15375 SE 30th Place, Suite 310, Bellevue, WA 98007, Attn: President

With a copy to:

Protective Life Insurance Company, P.O. Box 2606, Birmingham, AL 35202, Attn: Senior Associate Counsel – Variable Annuities”

5. The following new Article 14 is hereby made a part of the Fund Participation Agreement:

“Article 14 Shareholder Information

14.1 Agreement to Provide Information. Company agrees to provide the Trust, or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Company Fund Account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Trust, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

14.1.2 Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. The Trust may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Trust for the purpose of eliminating or reducing market timing and abusive trading practices.

14.1.1.a Timing of Requests. Trust requests for Shareholder information shall be made no more frequently than quarterly except as the Trust deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any market timing and abusive trading practices.

14.1.2 Form and Timing of Response. (a) Company agrees to provide, promptly upon request of the Trust or its designee, the requested information specified in 14.1. If requested by the Trust, or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 14.1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Trust, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 14.1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Trust. Company additionally agrees to inform the Trust whether it plans to perform (i) or (ii). (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Trust or its designee and the Company; and (c) To the extent practicable, the format for any transaction information provided to the Trust should be consistent with the NSCC Standardized Data Reporting Format.

14.1.3 Limitations on Use of Information. The Trust agrees not to use the information received pursuant to this Amendment for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

14.2 Agreement to Restrict Trading. Company agrees to execute written instructions from the Trust to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Trust as having engaged in transactions of the Trust’s Shares (directly or indirectly through the Company Fund Account) that violate policies established by the Trust for the purpose of eliminating or reducing market timing and abusive trading practices. Any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Company. Instructions must be received by us at the following address, or such other address that Company may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

James P. Brennan, Sr.

Farmers New World Life Insurance Company

3003 – 77th Avenue S.E.

Mercer Island, WA 98040

14.2.1 Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

14.2.2 Timing of Response. Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

14.2.3 Confirmation by Company. Company must provide written confirmation to the Trust that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

14.3 Definitions. For purposes of this Amendment:

14.3.1 The term “Company Fund Account” means an omnibus account with the Trust maintained by Company.

14.3.2 The term “Trust” includes JPMorgan Distribution Services, Inc., which is the Trust’s principal underwriter, the Trust’s transfer agent and the series of the Trust listed in the Agreement. The term does not include any “excepted funds” as defined in Rule 22c-2(b).

14.3.3 The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Trust under the Investment Company Act that are held by or through a Company Fund Account.

14.3.4 The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a Contract.

14.3.5 The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

14.3.6 The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

14.3.7 The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

14.3.8 The term “Company” shall mean a “financial intermediary” as defined in Rule 22c-2 of the Investment Company Act.

14.3.9 The term “purchase” does not include the automatic reinvestment of dividends.

14.3.10 The term “promptly” as used in 14.1.2 shall mean as soon as practicable but in no event later than 10 business days from the Company’s receipt of the request for information from the Trust, or its designee.”

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IN WITNESS WHEREOF, the parties hereto have executed this First Addendum to the Fund Participation Agreement as of the date first written above.

KEMPER INVESTORS LIFE INSURANCE COMPANY

By its authorized officer

By:	/s/ Diane C. Davis
Title:	President and COO

JPMORGAN INSURANCE TRUST

By its authorized officer

By:	/s/ Jeffrey D. House
Title:	Assistant Treasurer

JPMORGAN INVESTMENT ADVISORS INC.

By its authorized officer

By:	/s/ John C. Noel
Title:	Treasurer & CFO

JPMORGAN FUNDS MANAGEMENT, INC.

By its authorized officer

By:	/s/ Gary J. Madich
Title:	Managing Director

SCHEDULE A

SEPARATE ACCOUNTS AND CONTRACTS

(as amended June 26, 2008)

Name of Separate Account and Date Established by Board of Directors	Form Number Funded by Separate Account
KILICO Variable Annuity Separate Account, May 29, 1981	L-1000 (Marketing name: Kemper Advantage III) L-8696 (Marketing name: Zurich Preferred Plus) L-8589 (Marketing name: Zurich Preferred) L-1550 (Marketing name: Zurich Archway)
KILICO Variable Annuity Separate Account – 3, December 13, 2007	KIL 100-1000 (Marketing name: Global Advantage Series) US-1000 (Marketing name: Global Advantage Series)

SCHEDULE B

(as amended June 26, 2008)

Portfolios of the Trust

JPMorgan Insurance Trust Core Bond Portfolio (formerly One Group Investment Trust Bond Portfolio)

JPMorgan Insurance Trust Government Bond Portfolio (formerly One Group Investment Trust Government Bond Portfolio)

JPMorgan Insurance Trust Balanced Portfolio (formerly One Group Investment Trust Balanced Portfolio)

JPMorgan Insurance Trust Intrepid Growth Portfolio (formerly One Group Investment Trust Large Cap Growth Portfolio)

JPMorgan Insurance Trust Equity Index Portfolio (formerly One Group Investment Trust Equity Index Portfolio)

JPMorgan Insurance Trust Diversified Equity Portfolio (formerly One Group Investment Trust Diversified Equity Portfolio)

JPMorgan Insurance Trust Mid Cap Growth Portfolio (formerly One Group Investment Trust Mid Cap Growth Portfolio)

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio (formerly One Group Investment Trust Diversified Mid Cap Portfolio)

JPMorgan Insurance Trust Diversified Mid Cap Value Portfolio (formerly One Group Investment Trust Mid Cap Value Portfolio)